Telestone Technologies Investor Conference Call

Participants:

Han Daqing, Richard Wu, John Harmon
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Introduction and Safe Harbor: John Harmon, CCG Investor Relations

Good morning and good evening to everyone in China.  Welcome to Telestone Technologies’ investor conference call.

With us today are Telestone Technologies’ Chairman and CEO, Mr. Han Daqing, and VP of Finance, Mr. Richard Wu.

Before I turn the call over to Mr. Han, I would like to remind our listeners that management’s remarks in this call contain forward-looking statements which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to such risks such as, but not limited to, changes in the company’s product and sales & marketing strategy, plans for proceeds from its recent share offering, plans regarding its bank credit facility, targets for accounts receivable and DSOs, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Although the Company believes that the expectations in such forward-looking statements are reasonable, there is no assurance that such expectations will prove to be correct.

Therefore, the Company claims protection under the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, due to known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, customer lists, raw material costs, market acceptance, future capital requirements, competition in general, and other factors that may cause actual results to be materially different from those described herein as “anticipated”, “believed”, “estimated” or “expected”.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, Thursday, December 9, 2010.  Telestone Technologies assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, today’s call is also being webcast and an archive will be available for one year.  Information on how to access the webcast is available in the press release issued on December 6, 2010.

And now it’s my pleasure to turn the call over to Telestone Technologies’ Chairman, Mr. Han.

Opening Remarks:  Mr. Han Daqing, Chairman and CEO

Thank you, John.

Welcome everyone, and thank you for joining us today.  As many of you are aware, on November 24, we completed a secondary offering of 1.675 million shares, raising approximately $18.9 in net proceeds for the company.  There is also a 15% over-allotment that is valid for 30 days.  I would like to state clearly that the purpose of the secondary offering was to raise capital primarily for a facilities expansion, which should greatly improve our future margins, rather than to enhance our balance sheet.  In our third quarter, we were solidly profitable, with more than $12 million in net income.  EBITDA was more than $14 million in Q3, and amounted to nearly $15.5 million in the first nine months of 2010.  The offering was priced at a discount to make it attractive to investors and to take expected dilution into account, and our stock is down just 6% from where the offering was priced.

We are holding this conference call today to update our shareholders on our plans and strategy.

The topics we plan to discuss today include the following:
1.	Our WFDS strategy and deployment plans;

2.	Our plans for the proceeds of our recent share offering;
3.	Our intentions for the recently secured bank credit facility;
4.	A discussion of our accounts receivable and days’ sales outstanding (DSOs);
5.	A reaffirmation of our 2010 guidance; and
6.	Our near-term investor-relations strategy.

Afterwards, we will take questions from investors.

First of all, I would like to provide an update on the company’s product strategy.  We are very enthusiastic about our Wireless Fiber-optic Distribution System (WFDS) solution, which combines wireless and wireline voice, data, and video within a single fiber-optic cable that runs through large office buildings.  Our solution offers huge savings to carriers by eliminating the need for each carrier to install its own cables, repeaters and amplifiers in order to provide a clear cell phone signal in an office building.  Now with WFDS, a single set of equipment can be shared among multiple carriers for multiple services.

As the sole provider of WFDS in China, we expect to benefit from the China State Council’s directive in January 2010 to integrate the transmission of telecom, TV, and radio. Moreover, our WFDS-Unified Local Access Network (ULAN) technology has been approved by China’s “Big-3” telecom carriers—China Mobile, China Unicom, and China Telecom.  In the third quarter of 2010, WFDS accounted for 23.5% of revenues, with 45-50% gross margins.  We expect WFDS to contribute as much as 40% of next year’s revenues.

We are also making progress in selling our WFDS products in international markets.  Telestone currently markets its products in 29 countries, and we plan to use our existing sales network to market our WFDS solution.  On August 9, we announced a $2.0 million contract to deploy WFDS at a hospital in Houston, Texas, which is being implemented in phases and should be completed by early next year.  The installation supports several carriers including AT&T, Sprint, Verizon and T-Mobile, using a total of seven wireless frequency bands. Moreover, installations of wireless equipment are particularly challenging in hospitals, where there are signal transmission challenges and sensitive medical equipment, and we hope that this project opens the door to many similar projects in the future.  WFDS installations also drive sales of Telestone wireless repeaters and amplifiers.

Since our WFDS customers are primarily building contractors, rather than telecom carriers, we anticipate speedier payment, and over time, a reduction in our days’ sales outstanding.  Richard will give additional details later on.  I would also like to remind investors that WFDS represents a technology platform, not just one product, and we have a strong product pipeline, with other versions of our WFDS technology under development.  We are currently shipping WFDS-ULAN (for Unified Local-Access Networks in buildings.)  In the next six months, we plan to offer WFDS-UOINS for small, medium, and large-size businesses, and within the next 24 months, we plan to launch another version of the technology, WFDS-PINS, for large industrial and commercial zones.

Secondly, I’d like to discuss how we intend to use the proceeds from our recent share offering and our recent bank credit line.  First, the share offering:  Based on our expectations for the success of our WFDS products, we have decided to bring the assembly and test of some devices in-house. Earlier this year, we purchased 15 acres of land in nearby Hebei province, where we plan to build a manufacturing/assembly facility, an R&D center, and a training center for customers and distributors.  This new campus will require approximately $12 million in capital spending.  We believe that we could increase gross margins on products that we manufacture in-house to as much as 60% in three years, versus 30% or lower margins today.  The remaining proceeds will be used for working capital or for acquisitions.  Although it is too early to talk about specific acquisitions, we are looking at a number of companies whose products could complement our WFDS network.

On October 4, we announced that we had secured a five year, RMB 300 million ($44 million) line of credit with the Bank of Beijing.  This credit line provides us greater flexibility in funding our working capital needs over the next few years, and I would like to clearly state that the credit line is not earmarked for funding facilities expansion or acquisitions.  We are not required to use any part or all of this facility and we will only do so an as needed basis.

Now I will turn the call over to our VP of Finance, Richard Wu, who will provide an update on the company’s financials and guidance.

Investor Conference Call—Financials: Richard Wu, VP of Finance

Thank you, Mr. Han.

First, I would like to discuss the schedule of our company’s accounts receivable.  Many investors have been concerned with the company’s high level of accounts receivable.  For instance, our Q3 accounts receivable amounted to approximately $134 million, which represents 280 days’ sales outstanding.  This level of receivables is related to the purchasing patterns of our customers.  It takes our customers about three months to approve their budgets for the new calendar year, plus another three months for construction to take place.  Once construction is completed, we expect our days’ sales outstanding to average about 180 days, which is typical in China.

Our three largest customers, China Mobile, China Unicom, and China Telecom, are large state-owned entities that clearly have a high degree of creditworthiness.  To-date, we have not experienced any significant write-downs or increases in bad-debt provisions.

With the exception of 2008, which was unusual due to the merger of China Unicom and Netcom, our DSOs have declined every year since 2007.  In Q3 we recorded DSOs of 280, which was lower than what we recorded annually for 2006-2009.  Investors should be aware, though, that due to our customers’ annual purchasing cycles, we anticipate DSOs to rise in Q4.  We are targeting DSOs in the range of 300-350 days for the 2011 business year, which would mark an improvement versus the 384 DSOs we recorded in 2009.  As the WFDS mix improves, we think our DSOs can decline further.

Our emerging and growing WFDS business has DSOs more in line with industry norms, as builders and international customers typically pay within 90 days.  As this business increases as a percentage of sales, we expect our DSOs to approach our long-term target of 120 days.  As Mr. Han commented, WFDS accounted for 23.5% of Q3 revenues, and we expect WFDS to represent approximately 40% of our revenues next year.  Our WFDS products also require less working capital per unit of revenue than our traditional wireless equipment, and as the WFDS mix increases, we expect our working-capital requirements to decrease.

Now let me provide an update on our outlook

We are reaffirming our prior guidance for the 2010 business year.  We still expect revenues of $129.4 million and $22.9 million of net income, which translates to EPS of $2.17.  This guidance represents 80% revenue and nearly 80% EPS growth, which would mark a very strong year.  The guidance also translates to revenues of approximately $58.5 million, net income of $10.3 million, and EPS of about $0.97 for the fourth quarter.  Our guidance implies slightly lower EPS in Q4 than the $1.14 we reported in Q3, despite higher revenues, due to our expectation of a higher mix of equipment, which carries lower margins than services, which were especially strong in Q3.  Our backlog as of September 30, 2010 was $61.5 million.

In 2011, we plan to do more to communicate with our shareholders and the market.  We appreciate your interest in the company..  If you have any questions, please contact us or CCG, our investor-relations firm for further information.

With that, we would now like to open the call to your questions.

Operator?

(Q&A session)

Closing Remarks: Richard Wu, VP of Finance

On behalf of the Telestone Technologies management team, we would like to thank you for your interest and participation on this call.  Thanks again for joining us on this call.

Operator?